P R E L I M I N A R Y   C O P Y

CLAREMONT TECHNOLOGIES CORP.

Anlian Building, Suite #A 1501

Futian District, Shenzhen, China

INFORMATION STATEMENT

(Dated November __, 2006)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE “ACTIONS”, DEFINED BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF THE SHAREHOLDER WHO OWNS A MAJORITY (APPROXIMATELY 61.8%) OF THE OUTSTANDING SHARES OF COMMON STOCK OF CLAREMONT TECHNOLOGIES CORP.  A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

GENERAL

This Information Statement is being furnished on or about the date first set forth above to holders (who are holders of record as of the close of business on November 21, 2006) of the common stock, $.001 par value per share (“Common Stock”), of Claremont Technologies Corp., a Nevada corporation (“we” or the “Company”), in connection with the following (the “Actions”):

1.

Changing the name of the Company from Claremont Technologies Corp. to China Ivy School, Inc.; and

2.

Amending the Company’s Articles of Incorporation, with the only amendment being the name change described above.

Our Board of Directors has unanimously approved, and the individual who owns 34,918,000 shares (approximately 61.8%) of the 56,500,000 shares of Common Stock outstanding as of the date of this Information Statement, has consented in writing to, the Actions.  Such approval and consent are sufficient under Section 78.320 of the Nevada General Corporation Law and our By-Laws to approve the Actions.  Accordingly, the Actions will not be submitted to our other shareholders for a vote and this Information Statement is being furnished to shareholders solely to provide them with certain information concerning the Actions in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including particularly Regulation 14C.

The address of the Company is Anlian Building, Suite #A 1501, Futian District, Shenzhen, China.

CHANGE IN CONTROL

On August 25, 2006, Xu Zuqiang (“Zuqiang”), the Company’s former officer and director, and the Company consummated an Amendment to Stock Purchase Agreement (the “Amendment”) whereby the parties modified certain provisions of the Stock Purchase Agreement between them dated as of June 1, 2006 (as so amended, the “Purchase Agreement”).  Specifically, instead of the one hundred million (100,000,000) shares of the Common Stock of the Company which Zuqiang purported to acquire pursuant to the original Purchase Agreement, Zuqiang acquired seventy-five million (75,000,000) shares of Common Stock of the Company and twenty-five million (25,000,000) shares of the preferred stock, par value $.001 per share (the “Preferred Stock”), of the Company for an aggregate purchase price of $550,000 (the “Stock Transaction”).  After giving effect to the Stock Transaction, Zuqiang holds in addition to twenty-five million (25,000,000) shares of the Company’s Preferred Stock, seventy-five million (75,000,000) of the one hundred million (100,000,000) shares of our Common Stock issued and outstanding, constituting, in the aggregate, 75% of the issued and outstanding shares of Common Stock of the Company (80% after giving effect to the conversion of the Preferred Stock into Common Stock) effecting a change in the controlling interest of the Company.

On October 12, 2006 (the “Effective Date”), the Company entered into and consummated a Share Exchange Agreement with Brighter International Limited (“BIL”), Blue Tassel School (“BTS”), and the shareholders of BIL (the “BIL Shareholders”), pursuant to which the Company acquired BIL in exchange for issuance of 55,250,000 shares of Common Stock of the Company to the BIL Shareholders (the “Share Exchange Transaction”), which was divided proportionally among the BIL Shareholders in accordance with their respective ownership interests in BIL immediately before the completion of the Share Exchange Transaction.

As a result of the Share Exchange Transaction, a change of control of the Company occurred as of the Effective Date.  Prior to the Effective Date, the controlling shareholder of Company was Zuqiang, who held approximately 80% of the then issued and outstanding shares of Common Stock of the Company.  As of the Effective Date, the BIL Shareholders became the controlling shareholders of the Company, owning in the aggregate 98% of the issued and outstanding shares of Common Stock of the Company as of the Effective Date.  Yongqi Zhu (“Zhu”), the Company’s Chairman and Chief Executive Officer acquired 34,918,000 shares of the Common Stock of the Company.  After giving effect to the Share Exchange Transaction, Zhu is the owner of 61.8% of the issued and outstanding shares of the Common Stock of the Company.

NAME CHANGE

The Company intends to change its name from Claremont Technologies Corp. to China Ivy School, Inc.  The Company believes that this name change is appropriate because its business focus is in the education industry.  The change in the Company’s name will become effective upon the Company’s filing of its Certificate of Amendment to Articles of Incorporation, described below, with the Secretary of State of Nevada.

AMENDED ARTICLES OF INCORPORATION

The Company intends to file with the Secretary of State of Nevada its Certificate of Amendment to Articles of Incorporation, in the form attached hereto as Exhibit A, approximately 21 days after the date of this Information Statement.  The only amendment to the Company’s Articles of Incorporation will be with respect to the name of the Company.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The Company has 56,500,000 shares of Common Stock outstanding as of November [     ], 2006.  The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of November [     ], 2006 by (i) each person who, to our knowledge, beneficially owns more than 5% of our Common Stock; (ii) each of our current directors and executive officers; and (iii) all of our current directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares	Percent of Outstanding Shares

Yongqi Zhu	34,918,000	61.8%
First Capital Limited	5,525,000	9.78%
Simple (HK) Investment & Management Co. ltd.	4,420,000	7.82%
China US Bridge Capital Limited	3,867,500	6.85%
Shenzhen Shiji Ruicheng Guaranty & Investment Co. Ltd	3,480,750	6.16%
Shenzhen Dingyi Investment Co. Ltd.	3,038,750	5.38%
Qian Gao	0	0%
Jian Xue	0	0%
Yipeng Lu	0	0%
Fugeng Xia	0	0%
Haiming Zhang	0	0%
All Officers & Directors as a Group (6 persons)	34,918,000	61.8%

By order of the Board of Directors,

/s/ Yongqi Zhu

Yongqi Zhu,

Chairman and Chief Executive Officer

November   , 2006

EXHIBIT A

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

CLAREMONT TECHNOLOGIES CORP.

(For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock))

* * * * * *

1.

 Name of Corporation:

Claremont Technologies Corp.

2.

The Articles have been amended as follows (provide articles numbers, if available):

1. NAME OF CORPORATION: The name of the Corporation is China Ivy School, Inc.

3.

The foregoing Certificate of Amendment of the Corporation’s Articles of Incorporation has been approved by written consent of shareholders holding 34,918,000 (or approximately 61.8%) of the 56,500,000 shares of the Corporation’s Common Stock outstanding as of November [   ], 2006.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Articles of Incorporation to be signed by its duly authorized officer this ___ day of November 2006.

CLAREMONT TECHNOLOGIES CORP.

By:  /s/

Name: Yongqi Zhu

Title:

Chief Executive Officer

4